Exhibit 99.1

4 Parkway North, Suite 400

Deerfield, IL  60015

www.cfindustries.com

Contact:	Dan Swenson Treasurer
847-405-2515 — dswenson@cfindustries.com

Chris Close Director, Corporate Communications
847-405-2542 — cclose@cfindustries.com

CF Industries Completes Private Placement of Senior Notes

DEERFIELD, IL — September 24, 2015 — CF Industries Holdings, Inc. (NYSE:CF) announced today that its subsidiary CF Industries, Inc. has completed a $1.0 billion private placement of senior notes comprising $250 million aggregate principal amount of 4.49% senior notes due 2022, $500 million aggregate principal amount of 4.93% senior notes due 2025 and $250 million aggregate principal amount of 5.03% senior notes due 2027. The senior notes will be guaranteed by CF Industries Holdings, Inc.

CF Industries intends to use the net proceeds from the offering of senior notes to fund its capital expenditure programs and for other general corporate purposes, including working capital.

The senior notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

###